EXHIBIT 4.2
THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN
REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR
SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN
EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF
COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT
OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.
WARRANT TO PURCHASE COMMON STOCK
of TOREADOR RESOURCES CORPORATION

Warrant No. 040	Void after July 22, 2009
          This Warrant is issued to Dianne Brand (“Holder”) by Toreador Resources Corporation, a Delaware corporation (the “Company”), on April 21, 2008 as a replacement in part for Warrant No. 030 issued to Rich Brand, one-half of which was assigned to Holder pursuant to the Agreement dated December 19, 2007 between the Holder and Rich Brand relating to the dissolution of marriage between the Holder and Rich Brand. The original warrant (Warrant No. 027) was issued on July 22, 2004 (the “Original Warrant Issue Date”) pursuant to the terms of that certain Letter Agreement dated July 19, 2004, by and between the Company and Rich Brand.
          1. Purchase Shares. Subject to the terms and conditions hereinafter set forth, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder hereof in writing), to purchase from the Company up to Eleven Thousand Eight Hundred (11,800) fully paid and nonassessable shares of Common Stock, par value $0.15625, of the Company, as constituted on the Original Warrant Issue Date (the “Common Stock”). The number of shares of Common Stock issuable pursuant to this Section 1 (the “Shares”) shall be subject to adjustment pursuant to Section 10 hereof.
          2. Exercise Price. The purchase price for the Shares shall be $8.20 per share, as adjusted from time to time pursuant to Section 10 hereof (the “Exercise Price”).
          3. Exercise Period. The original warrant was exercisable commencing on the Original Warrant Issue Date, and the Warrant shall expire and be of no further force or effect at 4:30 pm (Dallas time) on July 22, 2009 (the “Expiration Date”).
          4. Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 3 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:
               (a) the surrender of the Warrant, together with a duly executed copy of the form of Notice of Election attached hereto, to the Secretary of the Company at its principal office; and

               (b) the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased by certified check or bank draft.
          5. Put Right. At any time after July 22, 2008 and ending on the Expiration Date or upon a Change of Control (as defined below) of the Company that occurs prior to the Expiration Date, upon a written request of the Holder and surrender of the Warrant, to the extent permitted by law, the Company shall pay to the Holder by certified check or bank draft an amount per Share equal to the Closing Price (as defined below) on the date of receipt by the Company of the written request minus the Exercise Price multiplied by the number of Shares in which the Warrant is exercisable immediately prior to surrender.
“Change of Control” means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended) of more than one-half of the issued and outstanding voting rights or equity interests in the Company; (ii) during any consecutive twelve (12) calendar months, the replacement (for reasons other than death) of more than one-half of the members who at the beginning of such period constituted the Company’s board of directors in a single election of directors that is not approved by those individuals who are members of the board of directors on the date hereof (or other directors previously approved by such individuals); (iii) a merger or consolidation of the Company or a sale of more than one-half of the assets of the Company in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Company’s securities prior to the first such transaction continue to hold a majority of the voting rights and equity interests in the surviving entity or acquirer of such assets; (iv) a recapitalization, reorganization or other transaction involving the Company or any subsidiary that constitutes or results in a transfer of more than one-half of the voting rights or equity interests in the Company, unless following such transaction or series of transactions, the holders of the Company’s securities prior to the first such transaction continue to hold at least one-half of the voting rights and equity interests in the surviving entity or acquirer of such assets; (v) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended, with respect to the Company, or (vi) the execution by the Company or its controlling shareholders of an agreement providing for or reasonably likely to result in any of the foregoing events.
“Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on an Eligible Market (as defined below), the closing sale price per share of the Common Stock for such date (or the nearest preceding date) on the primary Eligible Market on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then quoted on the OTC Bulletin Board, the closing sale price per share of the Common Stock for such date (or the nearest preceding date) so quoted; (c) if prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent sale price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith and paid for by the Holder.

“Eligible Market” means any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market.
          6. Accredited Investor. On the date hereof, the Holder is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”). Immediately prior to any exercise of the Warrant pursuant to Section 4, the Holder shall provide the Company with a representation that it is still an “accredited investor” as defined in Rule 501(a) under the Securities Act.
          7. Investment Representation. Unless the Shares are issued to the Holder in a transaction registered under applicable federal and state securities laws, by its execution hereof, the Holder represents and warrants to the Company that all Shares which may be purchased hereunder will be acquired by the Holder for investment purposes for its own account and not with any intent for resale or distribution in violation of federal or state securities laws. Unless the Shares are issued to the Holder in a transaction registered under the applicable federal and state securities laws, all certificates issued with respect to the Shares shall bear the appropriate restrictive investment legend and shall be held indefinitely, unless they are subsequently registered under the applicable federal and state securities laws or the Holder obtains an opinion of counsel, in form and substance satisfactory to the Company and its counsel, that such registration is not required.
          8. Certificates for Shares. Upon the exercise of the purchase rights evidenced by Section 4 of this Warrant, one or more certificates for the number of Shares so purchased shall be issued as soon as practicable thereafter (with appropriate restrictive legends, if applicable), and in any event within thirty (30) days of the delivery of the Notice of Election.
          9. Issuance of Shares. The Company covenants that the Shares, when issued pursuant to the exercise of this Warrant under Section 4, will be duly and validly issued, fully paid and nonassessable.
          10. Adjustment of Exercise Price and Number of Shares. The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:
               (a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of this Warrant subdivide its Common Stock, by split-up or otherwise, or combine its Common Stock, or issue additional shares of its Common Stock as a dividend or distribution with respect to any shares of its Common Stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend or distribution, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the purchase price payable per share, but the aggregate purchase price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 10(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend or distribution, or in the event that no record date is fixed, upon the making of such dividend or distribution.

               (b) Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization, or change in the Common Stock of the Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 10(a) above), then, as a condition of such reclassification, reorganization, or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, or change by a holder of the same number of shares of Common Stock as were purchasable by the Holder immediately prior to such reclassification, reorganization, or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate purchase price shall remain the same.
               (c) Carry Over of Adjustments. No adjustment of the Exercise Price shall be made if the amount of such adjustment shall be less than 1% of the Exercise Price in effect immediately prior to the event giving rise to the adjustment, provided, however, that in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to at least 1% of the Exercise Price.
               (d) Discretionary Reduction in Exercise Price. The Company may at any time or from time to time reduce the Exercise Price of the Warrant.
               (e) Notice of Adjustment. Upon any adjustment of the number of Shares and upon any adjustment of the Exercise Price, then and in each such case the Company shall give written notice thereof to the Holder, which notice shall state the Exercise Price and the number of Shares or other securities subject to the unexercised Warrant resulting from such adjustment, and shall set forth in reasonable detail the method of calculation and the facts upon which such calculation is based.
               (f) Other Notices. In case at any time prior to the Expiration Date:
(i)	the Company shall declare any dividend or distribution upon its shares of Common Stock payable in shares;

(ii)	the Company shall offer for subscription pro rata to the holders of its shares of Common Stock any additional shares of any class or other rights;

(iii)	there shall be any capital reorganization or reclassification of the capital stock of the Company, or consolidation, amalgamation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation; or

(iv)	there shall be a voluntary dissolution, liquidation or winding-up of the Company, then, in any one or more of such cases, the Company shall give to the Holder (A) at least 10 days’ prior written notice of the date on which a record date shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, amalgamation, sale, dissolution, liquidation or winding-up and (B) in the case of any such reorganization, reclassification, consolidation, merger, amalgamation, sale, dissolution, liquidation or winding-up, at least 10 days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of shares of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date on which the holders of shares of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, amalgamation, sale, dissolution, liquidation or winding-up, as the case may be.
               (g) Shares to be Reserved. The Company will at all times keep available, and reserve out of its authorized shares of Common Stock, solely for the purpose of issue upon the exercise of the Warrant, such number of Shares as shall then be issuable upon the exercise of the Warrant. The Company will take all such actions as may be necessary to ensure that all such Shares may be so issued without violation of any applicable requirements of the applicable Eligible Market. The Company will take all such actions as are within its power to ensure that all such Shares may be so issued without violation of any applicable law.
          11. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.
          12. No Stockholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and such holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company. However, nothing in this Section 12 shall limit the right of the Holder to be provided the Notices required under this Warrant.
          13. Participation in Rights Distribution. If at any time, while this Warrant, or any portion thereof, is outstanding and unexpired, the Company shall issue to all holders of its Common Stock rights (the “Rights”) entitling the holders thereof to purchase shares of Common Stock, the Company also shall issue to the Holder identical Rights, with such number of Rights to be issued to the Holder being based on the number of shares of Common Stock which Holder would then be entitled to receive if this Warrant had been exercised in full immediately prior to the issuance of the Rights. Prior to issuing the Rights, the Company shall provide notice to the Holder as set forth in Section 10(f). In connection with issuing the Rights, the Company will take all necessary corporate action to at all times keep available and reserve out of its authorized shares of Common Stock the number of shares of Common Stock issuable upon exercise of the Rights.

          14. Transfers of Warrant. The Holder of the Warrants may transfer this Warrant only to an Affiliate (as defined under Rule 405 promulgated pursuant to the Securities Act) only in compliance with all applicable federal and state securities laws; provided however, that this Warrant may only be transferred by the Holder to a maximum of five individuals or entities. No subsequent transfer of this Warrant by any assignee of the Holder shall be permissible, without the prior written consent of the Company. In order for a transferee of this Warrant to receive any of the benefits of such Warrant, the Company must have received notice of such transfer, pursuant to Section 18 hereof, in the form of assignment attached hereto, accompanied by an opinion of counsel, which opinion shall be reasonably acceptable to the Company, that an exemption from registration of this Warrant under the Securities Act and under any applicable state securities law is available.
          15. Replacement. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, if requested by the Company, upon delivery of a bond of indemnity satisfactory to the Company (or, in the case of mutilation, upon surrender of this Warrant), the Company will issue to the Holder a replacement warrant (containing the same terms and conditions as this Warrant).
          16. Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder hereof and their respective successors and permitted assigns as set forth in Section 14.
          17. Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder.
          18. Notices. All notices required under this Warrant shall be deemed to have been given or made for all purposes (i) upon personal delivery, (ii) upon confirmation receipt that the communication was successfully sent to the applicable number if sent by facsimile; (iii) one business day after being sent, when sent by professional overnight courier service, or (iv) five days after posting when sent by registered or certified mail. Notices to the Company shall be sent to the principal office of the Company (or at such other place as the Company shall notify the Holder hereof in writing). Notices to the Holder shall be sent to the address of the Holder on the books of the Company (or at such other place as the Holder shall notify the Company hereof in writing).
          19. Captions. The section and subsection headings of this Warrant are inserted for convenience only and shall not constitute a part of this Warrant in construing or interpreting any provision hereof.
          20. Governing Law. This Warrant shall be governed by the laws of the State of Delaware.

          IN WITNESS WHEREOF, Toreador Resources Corporation caused this Warrant to be executed by an officer thereunto duly authorized.

TOREADOR RESOURCES CORPORATION
By:	/s/ Nigel J. Lovett
	Name:	Nigel J. Lovett
	Title:	President and Chief Executive Officer

Agreed to and Acknowledged by:

/s/ Dianne Brand

Dianne Brand

FORM OF ELECTION TO EXERCISE
     The undersigned hereby irrevocable elects to exercise the number of Warrants of TOREADOR RESOURCES CORPORATION set out below for the number of Shares (or other property or securities subject thereto) as set forth below:
     (a) Number of Shares to be Acquired:
     (b) Exercise Price per Share:
     (c) Aggregate Purchase Price [(a) multiplied by (b)]:
and hereby tenders a certified check, bank draft or cash for such aggregate purchase price, and directs such Shares to be registered and a certificate therefore to be issued as directed below.
          DATED this                      day of                                          ,      .
Per:
Direction as to Registration

Name of Registered Holder:

Address of Registered Holder:

FORM OF ASSIGNMENT
(To be executed by the registered holder if such holder desires to transfer the Warrant.)
     FOR VALUE RECEIVED                                                              hereby sells, assigns

and

transfers unto _______________________________________________________________________________________________
(Please print name and address of transferee)
this Warrant, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                                                Attorney, to transfer the within Warrant on the books of the within-named Company, with full power of substitution.
Dated:                                         , 20

Signature:

(Signature must conform in all respect to name of holder as specified on the face of the Warrant.)

(Insert Social Security or Other Identifying Number of Holder)